UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 25, 2021

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	000-19599	57-0425114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 S. Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 298-9800

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	WRLD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2021, the Board of Directors (the “Board”) of World Acceptance Corporation. (the “Company”) increased the size of the Company’s Board from five to seven members and, upon recommendation by the Nominating and Corporate Governance Committee, appointed Elizabeth R. Neuhoff and Benjamin E. Robinson III as new directors to fill the resulting vacancies.

Each new director will be eligible to receive compensation for service as a non-employee director consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the SEC on July 17, 2020. There are no arrangements or understandings between either Ms. Neuhoff or Mr. Robinson and any other person pursuant to which they were selected as a director, and there are no transactions between either Ms. Neuhoff or Mr. Robinson and the Company that would be reportable under Item 404(a) of Regulation S-K. The Board also made an affirmative determination that each of Ms. Neuhoff and Mr. Robinson qualifies as “independent” pursuant to the applicable independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of his or her independent judgment as a member of the Board.  Committee determinations for Ms. Neuhoff and Mr. Robinson have not yet been made.

Ms. Neuhoff, age 51, is President and CEO of Neuhoff Communications, an award-winning, privately held broadcast and digital media company. She also serves on the board of directors West Best Mutual Insurance Company, where she has held positions on the audit, strategic risk, governance/compensation and investment committees. She previously served as an inside director for Gray Television. Ms. Neuhoff has expertise and valuable experience in marketing and strategy, having been named annually as one of the “Most Influential Women in Radio” by Radio Ink magazine and received numerous other industry awards and recognitions. She is actively involved in the broadcast industry, with leadership roles in the National Association of Broadcasters and the Broadcaster’s Foundation of America, and in the community, with board service for Vineyard Trust, Palm Beach Community Foundation and the Bear Necessities Pediatric Cancer Foundation.

Mr. Robinson, age 57, is Chief Administrative Officer at Taylor Global, a sports and entertainment PR firm, where he is responsible for oversight of critical operational and strategic functions, including performance management, risk management, compliance, corporate social responsibility, ethics, talent and diversity, equity and inclusion. He also serves on the board of directors at Bottomline Technologies, a fintech company. Mr. Robinson brings expertise in strategy, marketing and risk management, with previous senior executive and C-suite roles at Prudential Annuities, where he was responsible for strategy, business development, innovation, diversity, change management and ethics, as well as Bank of America and Mastercard. Mr. Robinson also previously served as a Lieutenant and public affairs officer for the US Navy Reserve, a member of the Federal Reserve Board Consumer Advisory Council and as a congressional advisor to the US House of Representatives Committee on Banking, Finance and Urban Affairs.

A copy of the Company’s press release announcing the appointment of Ms. Neuhoff and Mr. Robinson to the Board is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release issued June 28, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ACCEPTANCE CORPORATION
(Registrant)

Date: June 28, 2021
	By:	/s/ R. Chad Prashad
R. Chad Prashad
President & Chief Executive Officer